Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2010 (September 14, 2010 as to the effects of retrospective adjustments associated with the application of Accounting Standards Codification (“ASC”) paragraph 805-10-25-13), relating to the financial statements of StoneMor Partners, L.P., and subsidiaries (“the Company”), and our report dated March 16, 2010 related to the effectiveness of the Company’s internal control over financial reporting appearing in the Current Report on Form 8-K of the Company dated September 14, 2010 and incorporated by reference in the Prospectus included in Registration Statement No. 333-144453.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

September 16, 2010